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                                                                   Exhibit 10.67

                                 SERVICING AGREEMENT

    This Agreement dated 1st day of March, 1992 between Central Life Assurance Company (herein referred to as Central) and Midland Investment Services, Inc. (herein referred to as "MISI").

    WHEREAS, Central has contracted one or more employees of MISI to Affiliated Agents contracts (hereafter referred to as Affiliated Agents) to solicit, sell and service Central insurance products;

    WHEREAS, each Affiliated Agent is an employee is MISI and has absolutely assigned all of the compensation earned under the Affiliated Agent's Contract to MISI;

    WHEREAS, Central wants MISI to supervise the Affiliated Agents regarding the solicitation, sale and service of the business maintaining continuity in the servicing of the business sold by the Affiliated Agents, particularly should the Affiliated Agent's Contract terminate for any reason; and

    WHEREAS, MISI has agreed to be responsible for the supervision of the Affiliated Agents and the continued servicing of the Central business sold by the Affiliated Agents.

    NOW THEREFORE, in consideration of Central contracting certain employees of MISI as Affiliated Agents and MISI supervising the Affiliated Agents and servicing Central's business, the parties agree as follows:

    MISI agrees to:

    1. Assume responsibility for servicing the business sold by any Affiliated Agent who at the time of the sale was an employee of MISI, and agrees to perform the servicing of such business in accordance with the rules and direction of Central, including but not limited to, maintaining policyowners records, and providing policy information and assistance to policyowners regarding their policies.

    2. Supervise their employees who are contracted with Central as Affiliated Agents to ensure the agents are properly licensed, and shall at all times perform their activities in a professional manner.

    3. Pay to Central a) any and all indebtedness incurred under any Affiliated Agent's Contract assigned to it and b) any and all amounts paid to MISI as equivalent to credits that otherwise would have been made to the Corporate Agent's Retirement Plan pursuant to paragraph 10 below but were subsequently unearned. In the event of termination of the Servicing Agreement, all amounts owed by MISI to Central, pursuant to this paragraph shall be immediately due and payable.

    4. Indemnify Central from and against any and all losses, claims, damages, liabilities (including attorney's fees and other expenses reasonably incurred in connection with, and any amount paid in settlement

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of, any action, suit or proceeding, or any claim asserted) to which Central may become subject in respect of acts or omissions performed or omitted by MISI or the Affiliated Agents, insofar as such losses, claims, damages or liabilities arise out of duties required under this Service Agreement or an Affiliated Agent's Contract.

    5. To have at all times at least one employee who is licensed by law to sell life insurance products and who has an Affiliated Agent's contract.

    6. To be responsible as the employer of the Affiliated Agents to be the sole sponsor or provider of any employee benefits such as health insurance or retirement benefits. MISI acknowledges that Affiliated Agents are not entitled to participate in any Central retirement and welfare benefit plan sponsored for its Career Agents. MISI will be responsible for the withholding of all federal, state and local taxes and the payment of any Social Security taxes required because of its employee's earnings.

    7. In the event of termination of this Servicing Agreement, to return immediately to Central all records and supplies including, but not limited to, policyowner files and records, contract applications, servicing supplies, and manuals. MISI also agrees that all Central policyowners remain the clients of Central and MISI will not, subsequent to the termination, directly or indirectly induce any Central policyowner to lapse, surrender or otherwise terminate any policy or product. In the event of a violation of this provision, all compensation otherwise payable to MISI under any Affiliated Agent's Contract shall immediately cease and MISI will be liable to Central for any damages suffered by Central as a consequence of such actions.

    Central agrees to:

    8. Annualize commissions payable under any Affiliated Agent's Contract on the same basis as a Career Agent of Central; provided however, that Central reserves the right to terminate annualization on any or all Affiliated Agents upon 30 days written notice to MISI.

    9. Pay to MISI an amount equal to the monthly health insurance subsidy Central would have provided had each Affiliated Agent been a Central Career Agent. Central reserves the right from time to time to change such subsidy and to change the amounts paid to MISI.

    10. Pay to MISI an amount equal to the credits (including the Employer's social security contribution) that Central would have made under the terms of its Corporate Agent's Retirement Plan if each Affiliated Agent was a Corporate sub-agent. Payment of these credits will be subject to all of the terms contained in the Corporate Agent's Retirement Plan pertaining to amount vesting and forfeiture. Should any amount paid be received by Central because of the vesting schedule or forfeiture, MISI will repay Central or at Central's options such amounts may be used to offset future payments to MISI under this Servicing Agreement.

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    11.  Allow 50% of the normal Central Leader's Class credit given to Central
Career Agents on behalf of Affiliated Agents to qualify for Central conventions. Central has the right to change the qualification for convention qualification for Career Agents, and in such event, the Affiliated Agents qualifications will likewise change. Additionally, Affiliated Agents will be able to attend Education Conferences on the same terms as Career Agents. Affiliated Agents will not be eligible for any top agent awards or other individual agent recognition from Central.

    12. Make available to MISI Cost Recovery Accounts credits based on Affiliated Agents production, subject to the same rules as apply to Central Career Agents.

    Central and MISI jointly agree

    13.  The Servicing Agreement may be terminated

         a.   by either party on 30 days written notice to the other; or

         b.   immediately upon

              1.  MISI's failure to comply with paragraph 5 above; or

              2.  the controlling interest of MISI is sold to another entity.

    14. In the event of termination of this Servicing Agreement pursuant to paragraph 13 above, all Affiliated Agent's Contracts assigned to MISI shall terminate on the same date as termination of this Servicing Agreement and payment of future amounts to MISI shall be subject to the terms and conditions of the Affiliated Agent's contract except as provided herein.

    15. The Affiliated Agent's contract notwithstanding, in the event of termination under paragraph 13(b)(2) above, all compensation payable to MISI under any Affiliated Agent's Contract or this Servicing Agreement shall cease as of the date of sale.

    16. This Servicing Agreement may not be modified or any way amended except in writing signed by both parties hereto.

MIDLAND INVESTMENT SERVICES, INC.      CENTRAL LIFE ASSURANCE COMPANY


By:  /s/ signature                      By: /s/ J.A. Smallenberger
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